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                                                                   Exhibit 99.1

              MILACRON, BANKS AMEND REVOLVING CREDIT AGREEMENT

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    RELAXATION OF TERMS SUPPORTS COMPANY'S PROFIT-IMPROVEMENT INITIATIVES


CINCINNATI, OHIO, August 14, 2003...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, announced today it had reached an agreement with its principal bank group to amend certain terms of its revolving credit facility. The purpose of the amendment is to relax certain financial covenants through the end of 2003 in light of the extended downturn in the plastics industries and to allow Milacron to execute its recently announced initiatives to return to profitability.

"We very much appreciate the flexibility our bank group has given us during this prolonged manufacturing recession," Milacron chairman and chief executive officer Ronald D. Brown said. "This amendment enables us to move ahead with our needed profit-improvement initiatives while continuing to help our customers meet their needs as well."

In the newly amended agreement, the covenant specifying minimum levels of cumulative EBITDA (earnings before interest, taxes, depreciation and amortization - including adjustments as defined in the agreement) has been relaxed for the third and fourth quarters. In addition, the limit on restructuring expenses has been raised to allow Milacron to move forward with profit-improvement initiatives designed to save the company approximately $20 million annually. The facility is now capped at $65 million, of which $54 million is currently utilized. The availability of the remaining $11 million is subject to certain new restrictions based on the company's cash position.

The amendment, which contains other new conditions, is being filed today with the Securities and Exchange Commission. Terms of the facility that remain unchanged include a final step-down to a $55 million cap on December 15, 2003 and its expiration on March 15, 2004.

Milacron's principal bank syndicate includes Deutsche Bank, arranger and administrative agent, and PNC Bank, documentation agent.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.
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First incorporated in 1884, Milacron is a leading global supplier of plastics-
processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).